Nilesh Lakhani PLANS to step down as chief financIal officer of CTC MEDIA

Moscow — April 13, 2007 — CTC Media, Inc. (Nasdaq: CTCM), Russia’s leading independent television broadcaster, announced today that Nilesh Lakhani will be stepping down as the Company’s Chief Financial Officer (CFO) to pursue other professional opportunities. Mr. Lakhani will remain the Company’s CFO until a successor is named, or through the end of 2007. In addition, Mr. Lakhani will continue to advise the Company for a period of time after his successor has been announced to ensure an effective and orderly transition. CTC Media is currently engaged in an executive search to secure a successor.

Alexander Rodnyansky, Chief Executive Officer of CTC Media, commented, ‘‘I would like to thank Nilesh for his dedication and contributions to CTC Media’s growth and development. Nilesh has been instrumental in guiding the Company through one of the most important periods in its history, notably our successful IPO on Nasdaq in 2006. Nilesh’s commitment to the Company through the end of 2007 provides us with considerable flexibility and ensures an orderly transition. We are focused on completing an executive search process as expeditiously as possible and our top priority is finding the best candidate for the position. Over the last several years CTC has built one of the strongest financial teams in all of Russia and we remain well positioned to continue to capitalize on the growth of the Russian television advertising market.’’

Mr. Lakhani added, ‘‘I wish to thank Alexander and the Board for the opportunity to work with CTC during such a dynamic period in the Company’s evolution. I feel I have accomplished all of the goals I set out to achieve during my tenure as CFO. CTC has a sound financial infrastructure and a dedicated team of financial professionals who are poised to help guide the Company through its next stage of growth.’’

About CTC Media, Inc.

Based in Moscow, CTC Media, Inc. was formed in 1989 to pursue commercial media and advertising opportunities in Russia. The Company owns and operates the CTC television network, whose signal is carried by more than 330 affiliate stations, including 17 owned-and-operated stations; and the Domashny television network, whose signal is carried by over 210 affiliate stations, including eight owned-and-operated stations. The Company is traded on The Nasdaq Global Market under the symbol: ‘‘CTCM’’. For more information on CTC Media, please visit: www.ctcmedia.ru.

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Contacts:

CTC Media, Inc.
Dmitry Barsukov
+ 7 495 783 3650

Brainerd Communicators, Inc.
Jenna Focarino (media)
Michael Smargiassi or Todd St.Onge (investors)
+1 212 986 6667